Exhibit 5.1

September 23, 2013

PECO Energy Company

2301 Market Street

Philadelphia, PA 19103

Re:	$300,000,000 aggregate principal amount of First and Refunding Mortgage Bonds, 1.200% Series due 2016; $250,000,000 of First and Refunding Mortgage Bonds, 4.800% Series due 2043

Ladies and Gentlemen:

We have acted as counsel to PECO Energy Company, a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its First and Refunding Mortgage Bonds, 1.200% Series due 2016 and $250,000,000 aggregate principal amount of its First and Refunding Mortgage Bonds, 4.800% Series due 2043 (collectively, the “Bonds”), covered by the Registration Statement on Form S-3, No. 333-181749-03 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“Commission”) on May 29, 2012, under the Securities Act of 1933, as amended.

The Bonds were issued under the Company’s Mortgage (the “Mortgage”), dated May 1, 1923 between The Counties Gas and Electric Company (to which the Company is successor) and Fidelity Trust Company (to which U.S. Bank National Association is successor), as Trustee (the “Trustee”), as amended and supplemented, which Mortgage is governed by Pennsylvania law, and sold by the Company pursuant to the Underwriting Agreement dated September 16, 2013 among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Amended and Restated Articles of Incorporation of the Company, and (iii) the Bylaws of the Company. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

PECO Energy Company

September 23, 2013

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Based upon and subject to the limitations and assumptions set forth herein, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania; and

2. The Bonds are legally issued and binding obligations of the Company entitled to the benefits under the Mortgage and enforceable against the Company in accordance with their respective terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).

We express no opinion as to the law of any jurisdiction other than the Commonwealth of Pennsylvania and the Federal laws of the United States.

We hereby consent to the filing of this letter as Exhibit 5.1.3 to the Registration Statement, and to the use therein of this firm’s name under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Ballard Spahr LLP